For Immediate Release


Contact: Hannah Burns  (212) 272-2395
         Maura Gaenzle (212) 272-4445
         Anne Graber   (212) 272-8188


                        THE BEAR STEARNS COMPANIES INC.
                       REPORTS RECORD RESULTS FOR FOURTH
                            QUARTER AND FISCAL YEAR;
                           FISCAL YEAR ROE IS 25.6%;
                        ANNOUNCES STOCK REPURCHASE PLAN



New York, New York -- July 30, 1996 -- The Bear Stearns Companies Inc. (NYSE:BSC) today announced record earnings for the company's fourth quarter and fiscal year ended June 30, 1996.

    Earnings per share for fiscal 1996 increased 112% to $3.43, versus $1.62 last year. Net income for the fiscal year ended June 30, 1996 increased 103.9% to $490.6 million, from $240.6 million earned during the twelve months ended June 30, 1995. Revenues, net of interest expense, for the fiscal year ended June 30, 1996 were $3.0 billion, versus $2.1 billion last year.

    Net income for the fourth quarter ended June 30, 1996 rose 81.9% to $162.8 million, or $1.18 per share, versus $89.5 million, or 62 cents per share, for the comparable quarter last year. Revenues, net of interest expense, for the fourth quarter of fiscal 1996 were $885.3 million, versus $626.5 million for the fourth quarter a year ago. Fiscal year 1996 fourth-quarter investment banking revenues and commissions reached record levels for the firm.

    President and Chief Executive Officer James E. Cayne commented, "We are extremely pleased with the results for the fourth quarter and the fiscal year. We are also proud of all of our associates' integrated efforts which made these results possible. Profits have increased consecutively for the past six quarters and revenues continue to reflect a balanced mix of businesses. Strong momentum in the equity markets and the relatively favorable interest-rate environment during fiscal year 1996 contributed to our solid performance -- producing a return on equity of 25.6%."

    "Our unwavering commitment to investment banking has resulted in Bear Stearns' participation in some of the year's more prominent financings and advisory assignments for companies such as Cablevision, Chrysler, Guangshen Railway, Lockheed Martin, NYNEX, Time Warner and Walt Disney. Bear Stearns' correspondent clearing operation set new records. By all measurements, including margin balances, securities borrowed for short selling accounts and the average number of transactions processed daily, our clearing business soared, solidifying our presence in this competitive sector."



    Contributions were made by all areas of the firm and are reflected in the performance for the fourth quarter and fiscal year (compared to the prior year periods) as follows:

    - Investment banking revenues reached a record $225 million for the fourth quarter, a 95% increase over the fourth quarter a year ago, reflecting increases in high yield and equity underwriting and continued strength in merger and acquisition activity. Investment banking revenues were up 74% to $607 million for the fiscal year.

    - Principal transactions revenues increased 34% to $356 million for the fourth quarter, primarily attributable to gains in high yield, OTC, derivatives, mortgage-backed and asset-backed trading, as well as other areas. Principal transactions revenues were up 47% to $1.2 billion for the fiscal year.

    - Commission revenues rose 22% to $185 million for the fourth quarter and rose 26% to $687 million for the fiscal year, reflecting strong contributions from our institutional and private client salesforces together with increased volumes in equity markets.

    - Compensation as a percentage of net revenues declined to 47.96% from 52.03% for the fourth quarter versus the prior year's quarter, and declined to 49.27% from 52.07% for the 1996 fiscal year versus the 1995 fiscal year.

Stock Repurchase Plan Announced

    Bear Stearns also announced the adoption of a Stock Repurchase Plan for the purchase of up to $250 million of common stock from time to time in the open market or otherwise at prices then prevailing. Purchases of shares under the Stock Repurchase Plan will be in addition to any shares regularly purchased under the company's Capital Accumulation Plan for senior managing directors.

    The company stated that it believes its common stock represents an appropriate investment and that it is, therefore, in the best interests of the company to repurchase shares by utilizing existing surplus. Any shares purchased under the Stock Repurchase Plan will be held in the treasury of the company for possible future issuance for valid corporate purposes.

Quarterly Cash Dividends Declared

     The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable on August 30, 1996 to shareholders of record on August 16, 1996. The board also declared a quarterly cash dividend of 71 1/4 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable October 15, 1996 to shareholders of record on September 30, 1996. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to 47 1/2 cents per related depositary share, both payable October 15, 1996 to shareholders of record on September 30, 1996.

    The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm, serving governments, corporations, institutions and individuals worldwide.
The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, derivatives, foreign exchange and futures sales and trading, private client services and asset management. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending and custody services. Headquartered in New York City, the company has over 7,700 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, D.C.; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of June 30, 1996, total capital, including stockholders' equity and long-term borrowings, was $8.9 billion. Book value as of June 30, 1996 was $16.83 per share, based on 144,071,156 shares outstanding.



                         Financial Statements Attached


                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                     Three Months Ended                Fiscal Year Ended
                                         (Unaudited)               (Unaudited)
                                   June 30,        June 30,          June 30,       June 30,
                                    1996            1995(1)           1996          1995(1)
                                            (In thousands, except share data)

Revenues
  Commissions                 $     184,956     $    151,031      $   686,548     $    546,939
  Principal transactions            355,869          264,990        1,239,697          842,575
  Investment banking                225,179          115,643          607,338          348,886
  Interest and dividends            627,508          551,270        2,393,266        1,987,297
  Other income                        9,858            8,058           37,014           27,875
    Total revenues                1,403,370        1,090,992        4,963,863        3,753,572
  Interest expense                  518,069          464,494        1,981,171        1,678,515
  Revenues, net of
    interest expense                885,301          626,498        2,982,692        2,075,057

Non-interest expenses
  Employee compensation
   and benefits                     424,582          325,956        1,469,448        1,080,487
  Floor brokerage, exchange
   and clearance fees                33,515           30,305          129,509          109,040
  Communications                     24,773           21,401           92,827           85,711
  Occupancy                          21,811           21,276           85,899           83,247
  Depreciation and
   amortization                      18,760           15,882           69,878           59,274
  Advertising and market
   development                       15,965           13,971           56,797           57,036
  Data processing and
   equipment                          8,059            8,265           34,305           33,650
  Other expenses                     62,016           45,115          209,103          178,530
    Total non-interest
     expenses                       609,481          482,171        2,147,766        1,686,975

Income before provision
  for income taxes                  275,820          144,327          834,926          388,082
Provision for income taxes          113,055           54,844          344,288          147,471

Net income                    $     162,765     $     89,483     $    490,638     $    240,611

Net income applicable to
  common shares               $     156,729     $     83,215     $    466,145     $    215,474

Earnings per share (2)        $        1.18     $       0.62     $       3.43     $       1.62

Weighted average common
  and common equivalent
  shares outstanding (2)        138,485,068      139,805,097      141,766,713      140,719,983

Cash dividends declared
  per common share            $        0.15     $       0.15     $       0.60     $       0.60

<F1>
(1) Restated to conform prior period amounts to current period's presentation.
<F2>
(2) Adjusted for 5% stock dividend declared on April 18, 1996.


                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                          (UNAUDITED)
                                     Three Months Ended
                                  June 30,        March 29,
                                    1996            1996
                             (In thousands, except share data)

Revenues
  Commissions                 $     184,956     $    183,182
  Principal transactions            355,869          353,073
  Investment banking                225,179          144,357
  Interest and dividends            627,508          604,777
  Other income                        9,858           10,607
    Total revenues                1,403,370        1,295,996
  Interest expense                  518,069          503,754
  Revenues, net of
    interest expense                885,301          792,242

Non-interest expenses
  Employee compensation
   and benefits                     424,582          392,442
  Floor brokerage, exchange
   and clearance fees                33,515           35,461
  Communications                     24,773           23,149
  Occupancy                          21,811           21,686
  Depreciation and
   amortization                      18,760           17,495
  Advertising and market
   development                       15,965           13,926
  Data processing and
   equipment                          8,059            8,559
  Other expenses                     62,016           57,709
    Total non-interest
     expenses                       609,481          570,427

Income before provision
  for income taxes                  275,820          221,815
Provision for income taxes          113,055           92,944

Net income                    $     162,765     $    128,871

Net income applicable to
  common shares               $     156,729     $    122,824

Earnings per share (1)        $        1.18     $       0.90

Weighted average common
  and common equivalent
  shares outstanding (1)        138,485,068      141,240,431

Cash dividends declared
  per common share            $        0.15     $       0.15

<F1>
(1) Adjusted for 5% stock dividend declared on April 18, 1996.